COLLATERAL ASSIGNMENT

BY PERSONAL GUARANTOR

THIS COLLATERAL ASSIGNMENT OF CERTAIN ASSETS (“Assignment”), made as of the 16th day of February, 2012, by Nikolas Konstant, an individual, and on behalf of his company EOS Petro, Inc., both with a business address located at 2049 Century Park East, Suite 3670, Los Angeles, CA 90067 (the "Assignor"), to Vatsala Sharma, with an address located at 22338 La Quilla Drive, Los Angeles, CA 91311, as the Lender (as defined below) (“Assignee”).

BACKGROUND OF ASSIGNMENT

This Assignment is made as additional security for the payment of a certain bridge loan from Assignee to Assignor in the original aggregate principal sum of Four Hundred Thousand US Dollars ($400,000), made pursuant to that certain Bridge Debt Agreement (“Loan”) dated as of the date hereof (as amended, substituted, restated or modified from time to time, the “Loan Agreement”), among Assignor, as borrower, and Assignee (“Lender”).

The Obligations are secured in this Security Agreement of even date herewith from Assignor to Assignee given to secure payment and described more particularly in Exhibit A attached hereto and made a part hereof (the “Additional Collateral”). Specifically, Assignors agree to collateral assignments in the order of recovery and form of: 1) a first position lien against all of the assets of EOS Petro, Inc, including but not limited to the oil deposits, equipment and lease, estimated to have a liquidation value in excess of $3,000,000 2) a first position right on a block of ten (10) million shares of Cascade Technologies Corporation (ticker: CSDT) with a current estimated trading value of $400,000, to be held in escrow until the Loan is fully paid, and 3) the first right to all net sale proceeds of Nikolas Konstant’s 50% share of his Beverly Hills home being sold with an estimated value to Lender of $1,200,000 In the event of default, Assignors hereby agree to make available sufficient assets to fulfill Assignor’s Loan obligations to Lender. Assignee agrees to seek only the required cash value where it is the most reasonable avenue to recovery of remaining balance. Assignee further agrees to offer the Assignor an opportunity in good faith to propose alternatives to liquidation of the pledged assets, including permitting the Assignor the opportunity to borrow against the pledged asset as opposed to liquidation; however, Assignee shall retain unfettered discretion to decide whether such alternatives are acceptable to her or not.

As an additional condition to granting the loan, Assignee has required Assignor to execute and deliver this Assignment.

NOW, THEREFORE, in consideration of the Loan and as further security for the Obligations, and intending to be legally bound, Assignor hereby assigns, transfers and pledges to Assignee, and grants Assignee a security interest in, all of Assignor's right, title and interest (but not its obligations) , if any, in the Additional Collateral (as hereinafter defined).

1.          The items which shall be the subject of this Assignment, and which are sometimes collectively referred to herein as the "Additional Collateral," are as follows, and are supplemental to any other collateral given to Assignee for the Obligations (and, to the extent of any duplication of collateral herein and in any other agreement given to Assignee, the provisions shall be deemed complementary and supplemental):

(a)          All assets EOS Petro, Inc., including oil well leases.

(b)          Ten million shares of Cascade Technologies stock (ticker: CSDT).

(c)          50% of all net proceeds from Nikolas Konstant’s Beverly Hills home (i.e. 100% of Konstant’s interest in proceeds) located at 2481 Summitridge Drive Beverly Hills, CA 90210. In support of this pledge, Konstant agrees to lodge a written notice of this agreement immediately and before any closing with any escrowee relating to the sale or potential sale of the home and also to secure written agreement from said escrowee to notify Assignee prior to any disbursement to Assignor and not to make any disbursement to Assignor or for Assignor’s benefit or on Assignor’s behalf without written approval from Assignee. Assignee, for her part, shall not unreasonably withhold any approval requested by an escrowee so long as Assignor is not in default on this agreement or any concurrently executed agreement and Assignee has no other reason to anticipate default.

(d)          Other personal collateral of Nikolas Konstant

2.          To the extent permitted by law, Assignor hereby assigns, transfers and sets over unto Assignee all right, title and interest in and to the Additional Collateral and all rights and benefits there from up to the amount of the Obligation both jointly and severally including: (i) all cash and non-cash proceeds, and proceeds of proceeds of any of them; and (ii) any and all rights of Assignor under the United States Bankruptcy Code as security for the full, timely and faithful repayment by Assignor of the Loan and performance by Assignor of all of its obligations under the Loan Documents to the fullest extent permitted by law and by the terms of the Additional Collateral. Assignor covenants and agrees to execute such further and additional instruments and assignments as may be requested by Assignee to vest in Assignee all rights of Assignor under any of the Additional Collateral while the Obligation is outstanding.

3.          Until the occurrence of an Event of Default under the terms and provision of this Assignment, the Loan Agreement, or any of the other Loan Documents, Assignor will retain, use and enjoy the benefits of the Additional Collateral. The affidavit or written statement of an officer, agent or attorney of Assignee stating that there has been an Event of Default shall constitute conclusive evidence thereof for Assignee to seek remedy up to the remaining balance of the Obligation only. Immediately upon the occurrence of an Event of Default, the Additional Collateral, to the extent if any still in the possession of Assignor, shall be held in trust for Assignee.

4.          Assignor agrees faithfully to observe and perform each and every of the obligations and agreements imposed upon Assignor until the Obligation is satisfied.

5.          Assignee shall not be obligated to perform or discharge, nor shall it by acceptance of this Assignment be deemed in any manner to have assumed any of the Additional Collateral or to be under any obligation to perform or discharge any of the obligations applicable to any of the Additional Collateral, nor shall Assignee be liable to any Governmental Authorities, Contractors or Vendors by reason of any default by any party under any of the Additional Collateral. Assignor shall perform and discharge all such duties, obligations, and liabilities and hereby agrees to indemnify and to hold Assignee harmless of and from any and all liability, loss or damage which Assignee may or might incur by reason of any claims or demands against it based on being required, for any reason whatsoever, to perform or discharge same, or due to its alleged assumption of Assignor's duties and obligations to perform and discharge the terms, covenants and agreements in the Additional Collateral. Assignor further shall and hereby does agree to indemnify, defend and hold Assignee harmless from and against any and all claims, demands, liabilities, judgments, costs, expenses, losses or damages arising out of, or resulting from, or by reason of, any performance or discharge or failure or refusal to perform or discharge any of the terms, covenants or agreements contained in the Additional Collateral or in this Assignment. Should Assignee incur any liability, judgment, loss, cost, expense or damage in connection with any of the Additional Collateral or under or by reason of this Assignment, or in the defense of any such claims or demands, the amount thereof, including, without limitation, reasonable costs, expenses and attorney's fees, shall be secured hereby EOS Petro, Inc..

6.           (a)          After the occurrence of an Event of Default, Assignee may elect to exercise any and all of Assignor's rights and remedies under the Additional Collateral, without any interference or objection from Assignor, and Assignor shall cooperate in causing the Additional Collateral to comply with all the terms and conditions of their respective undertakings.

(b)          After the occurrence of an Event of Default, if and to the extent permitted by law, Assignee may, with or without entry upon the Personal Assets, and without prejudice to any other available rights or remedies under the Preferred Stock Documents, at its option, take over and enjoy the benefits of the Additional Collateral up to the amount of the outstanding Obligation only, exercise Assignor's rights under the Additional Collateral, and perform all acts in the same manner and to the same extent as Assignor might do, which acts may be performed either in the name of Assignor or Assignee. Assignor hereby releases any and all claims which it has or might have against Assignee arising out of such performance by Assignee.

7.          All of the foregoing powers herein granted to Assignee shall be liberally construed. Assignee need not expend its own funds in the exercise of such powers, but if it does, all such amounts (including reasonable attorney's fees and legal expenses) shall be considered as advances for and on behalf of Assignor, secured by this Assignment and also evidenced and secured by the Preferred Stock Documents.

8.          Assignor shall, within 15 days of any request by Assignee, furnish Assignee with a complete list of all Additional Collateral. Assignor shall also give to Assignee a true and correct copy of any notice received by Assignor in connection with any of the Additional Collateral as soon as possible following Assignor's receipt of such notice.

9.          Assignee shall not be construed as the agent, partner or joint venture partner of either Assignor or of any of the Additional Collateral.

10.         Assignee may exercise its rights and remedies under this Assignment from time to time in its discretion, with or without order of any court and with or without appointment of a receiver, as Assignee shall determine, provided an Event of Default has occurred. Assignee may also at any time cease to exercise its rights and remedies under this Assignment. Any failure on the part of Assignee promptly to exercise any option or right hereby given or reserved shall not prevent the exercise of any such option or right at any time thereafter. Assignee may pursue and exercise any remedy or remedies accorded it herein independently of, in conjunction or concurrently with, or subsequent to its pursuit and exercise of any remedy or remedies which it may have under any of the concurrently executed agreements.

11.         All warranties of Assignor in the Loan Agreement are hereby incorporated by reference.

12.         Assignor warrants and represents to Assignee as follows: (a) that it has the full and complete right, power and authority to execute and deliver this Assignment, both on behalf of the individual Assignor Konstant and on behalf of the entity assignor, free and clear of the rights of all third parties; (b) it has made no prior assignment, pledge or hypothecation of any of the Additional Collateral; (c) all amounts due from Assignor to date under the Additional Collateral have been paid in full or will be paid in the ordinary course of Assignor’s operations such that Assignor shall not be in material default under the Additional Collateral; (d) all Additional Collateral is in full force and effect on the date hereof, has not been amended or modified in any way, and the performance of the other parties thereto is subject to no defenses, setoffs or counterclaims whatsoever; (e) there exists no event, condition or occurrence which constitutes, or which with notice and/or the passage of time would constitute, a breach of or default under any term or condition of any of the Additional Collateral; and (f) it has not done and shall not perform any acts which might destroy or impair the security to Assignee of this Assignment, or which might prevent Assignee from exercising its rights under this Assignment or limit Assignee in such exercise.

13.         When the content so requires, the singular shall include the plural and the use of any gender shall include all genders.

14.         This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment cannot be amended or terminated except by an instrument in writing executed by Assignor and Assignee.

15.         Any notices required to be given under this Assignment shall be sent in accordance with the notice provision contained in the concurrently executed agreements.

16.         This Assignment and the other concurrently executed agreements, including the Collateral Assignment, Securities Purchase Agreement, Term Sheet/Loan Agreement, Secured Promissory Note, and Leasehold Mortgage, Assignment, Security Agreement and Fixture Filing, all dated 2/15/12 or 2/16/12, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter contained in this Assignment.

17.         Neither the existence of this Assignment nor the exercise of the privileges granted to Assignee shall be construed as making Assignee a mortgagee in possession or as a waiver or suspension by Assignee of its right to enforce payment of sums secured by the concurrently executed agreements.

18.         TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH OF ASSIGNOR AND ASSIGNEE HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. EACH ASSIGNOR HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.

19.         The validity, interpretation and enforcement of this Assignment and the other Loan Documents shall be governed by the laws of the State of California without reference to conflicts except to the extent that any other Loan Document includes an express election to be governed by the laws of another jurisdiction. Each of Assignor and Assignee hereby consent to the jurisdiction of any State or Federal Court located within Los Angeles, California and irrevocably agrees that, subject to Assignee’s election, all actions or proceedings arising out of or relating to this Assignment or the other Preferred Stock Documents shall be litigated in such Courts. Whenever possible, each provision of this Assignment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof is declared to be invalid, unenforceable, or in conflict with any statute or rule of law, then such provision shall be null and void to the extent it may conflict therewith, but only to the extent of the conflict and without invalidating the other provisions hereof which shall nevertheless remain in full force and effect.

20.         If Assignor elects to prepay the outstanding principal balance of the Loan, then, so long as no Event of Default exists (or an event has occurred which but for the passage of time or the giving of notice or both, would constitute an Event of Default), upon Assignee's receipt of immediately available funds in an amount equal to the outstanding principal balance of the Loan, plus accrued and unpaid interest thereon, plus all outstanding fees, costs, expenses and other liabilities and Obligations, including assignor’s obligation to ensure transfer to Assignee free and clear of certain shares of stock, Assignee shall execute and deliver to Assignor one or more appropriate instruments acknowledging the termination of this Assignment.

21.         This Assignment shall continue in full force and effect until the indefeasible satisfaction in full of all of the obligations under the concurrently executed agreements and any other Loan Documents, as evidenced by the recordation of a full conveyance of this Assignment shall terminate and be null without necessity for any further amendment.

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IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed the day and year first above written.

ACCEPTED AND AGREED:

For “Assignee”	For “Assignor”

/s/ Vatsala Sharma	/s/ Michael Finch
EOS Petro, Inc

For “Assignee”	February 16, 2012

For “Assignor”

/s/ Nikolas Konstant
Nikolas Konstant an individual

February 16, 2012

EXHIBIT "A"

An Oil & Gas Lease dated 1/26/1966 from Lyman D. Works and Frances M. Works, as Lessor, in favor of the Superior Oil Company, as Lessee, recorded as Book 73, page 254 in the Office of the Recorder of Edwards County, Illinois.

An Oil & Gas lease dated 9/31/1938 from George J. Works, Etux, as Lessor, in favor of Fred A. Noah, etal, at Lessee, recorded as Book 5, page 71 in the Office of the Recorder of Edwards County, Illinois.

An Oil & Gas Lease dated 6/1/1938 from Frank Wood, Etal, as Lessor, in favor of Fred A. Noah, etal, as Lessee, recorded as Book 6, page 287 in the Office of the Recorder of Edwards County, Illinois..

An Oil & Gas Lease dated 5/24/1938 from Melvin Works, Etal, as Lessor, in favor of Fred A. Noah, etal, as Lessee, recorded as Book 5, page 71 in the Office of the Recorder of Edwards County, Illinois..

An Oil & Gas Lease dated 12/4/1996 from Alma Energy Corporation as Lessor; in favor of The Speir Operating Company, as Lessee, recorded as Book 194, page 329 in the Office of the Recorder of Edwards County, Illinois.

Covering the following described lands located in Edwards County, IL

F. Wood Etal, Tract 4
Township 2 South, Range 14 East
Section 19: N/2
Section 18: Commencing near the SE corner where the South line of said Section intersects the west line of the right of way of St Hwy 1, thence West 64 rods, thence North 5 rods, thence East 64 rods to the West line of said ROW, thence South 5 rods to the POB

Book 223 Page 243

G. J. Works, Tract 3
Township 2 South, Ranch 11 East
Section 18: Commencing at the SW corner, thence East 56 chains 58 links, thence North 26 chains 54 links, thence West 56 chains 681/2 links, thence South 26 chains 54 links to POB, containing 158 acres, 1 rod, 14 perches, more or less, excepting commenting near the SE corner where the South Line of said Sections intersects the west line of the right of way of St HWY 1, thence West 54 rods, thence North 5 rods, thence East 54 rods to the West line of said ROW, thence South 5 rods to the POB.

G. J. Works
Township 2 South, Range 11 East
Section 18: 140 acres, more or less, located in the South part of Section 18, more fully described in that Oil Gas and Mineral Lease dated May 31, 1938, by and between George Works, Etux, as Lesser, and The Superior Oil Company, as Lessee.

F. Wood
Township 2 South, Range 11 East
Section 18: 2 acres tract commencing near the SE corner where the South line of said Section intersects the west line of the right of way of St HWY 1, thence West 64 rods, thence North 5 rods, thence East 54 rods to the West line of said ROW, thence South 5 rods to the POB

M. Works, Tract 2
Township 2 South, Ranch 11 East
Section 18: 120 acres off of the West side of the following described Lands; Commencing at the NE corner of 5/2 Section 19, North 60 deg 30 min West 69 chains 36 links, thence South 5 deg 15:min Basf 53 chains 22 links, thence North 64 deg East 56 chains 80 links, thence North 5 deg West 13 chains 22 links to the POB.